Exhibit 107

Calculation of Filing Fee Tables

425(b)(7)
(Form Type)

New Fortress Energy Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	—	—	—	—	—	—	—	—		—	—	—
Fees Previously Paid	Equity	Class A common stock, par value $0.01 per share	457(o)	6,900,000	—	— (1)	—	$30,050.20
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							$30,050.20
	Total Fee Offsets							—
	Net Fee Due							— (2)

(1) Relates to the registration statement on Form S-3 (Registration No. 333-254469) filed by the Company for the sale of up to 149,055,732 shares of Class A common stock, $0.01 par value per share of the Company by the Selling Securityholders identified therein, which became effective on March 18, 2021 (the “Form S-3ASR”) and pursuant to which the Company paid a registration fee of $30,050.20.

(2) Pursuant to Rule 424(g)(2) and General Instruction II.F to Form S-3, this prospectus supplement shall be deemed a final prospectus for purposes of the offering of the securities described herein.